SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b) AND (c) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)




                                  Clarify, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                     Common
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    180492100
--------------------------------------------------------------------------------
                                 (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)


                                Page 1 of 6 Pages

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 180492100                                             13 G                   Page 2 of 6 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                     David A. Stamm
                     Tax ID Number:  ###-##-####
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]             (b) [ ]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     USA
----------- --------------------------------------------------------------------------------------------------------

            NUMBER OF               5        SOLE VOTING POWER     1,618,122
              SHARES
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER

                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER   1,618,122

                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER

----------- --------------------------------------------------------------------------------------------------------
9
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON  1,618,122
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                                                   [ ]
            EXCLUDES CERTAIN SHARES*
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             7.6%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
            IN
----------- --------------------------------------------------------------------------------------------------------

                                                               Page 3 of 6 Pages


ITEM 1(a).        NAME OF ISSUER:
                  Clarify, Inc.


ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  2125 O'Nel Drive
                  San Jose, CA  95131

ITEM 2(a).        NAME OF PERSON FILING:
                  David A. Stamm


ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                  2125 O'Nel Drive, San Jose, CA  95131

ITEM 2(c)         CITIZENSHIP:
                  US


ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:

                  CUSIP #  180492100

ITEM 3.           Not Applicable

                                                               Page 4 of 6 Pages

ITEM 4.           OWNERSHIP:

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1997:

                         (a)       Amount beneficially owned:

                                   See Row 9 of cover  page for each  Reporting
                                   Person.

                         (b)       Percent of Class:

                                   See Row 11 of cover page for each Reporting Person.

                         (c)       Number of shares as to which such person has:

                                   (i)       Sole power to vote or to direct the
                                             vote:

                                             See Row 5 of cover page for each
                                             Reporting Person.

                                   (ii) Shared power to vote or to direct the vote:

                                             See Row 6 of  cover  page  for each
                                             Reporting Person.


                                   (iii) Sole power to dispose or to direct the disposition of:

                                             See Row 7 of  cover  page  for each
                                             Reporting Person.

                                   (iv)      Shared   power  to  dispose  or  to
                                             direct the disposition of:

                                             See Row 8 of  cover  page  for each
                                             Reporting Person.

                                                               Page 5 of 6 Pages

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  Not applicable.

ITEM 6.           OWNERSHIP  OF  MORE  THAN  FIVE PERCENT ON  BEHALF OF  ANOTHER
                  PERSON:

                  Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:

                  Not applicable

ITEM 10.          CERTIFICATION:

                  Not applicable

                                                               Page 6 of 6 Pages

                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 3, 1998


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